[LOGO OF SHOE PAVILION]

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	John D. Hellmann, VP & CFO

(510) 222-4405

SHOE PAVILION REPORTS OPERATING RESULTS

FOR THE SECOND QUARTER OF 2003

PINOLE, Calif., August 11, 2003 – Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today announced a net loss of $231,000 or ($0.03) per share, for the second quarter ended June 28, 2003 compared to net income of $528,000 or $0.08 per share, for the second quarter of 2002. The net loss for the six months ended June 28, 2003 was $1.5 million or ($0.23) per share, compared to net income of $605,000 or $0.09 per share, for the same period in 2002.

Net sales were $21.2 million for the second quarter ended June 28, 2003, compared to net sales of $22.7 million for the same period in 2002, a 6.9% decrease. Net sales from the Company’s retail stores increased 3.2% to $21.2 million for the second quarter compared to $20.5 million for the same period last year. There were no sales from the Gordmans licensed shoe departments during the second quarter compared to $2.2 million for the same period in 2002.

Net sales for the six months ended June 28, 2003, were $39.7 million, a 10.0% decrease from net sales of $44.2 million for the same period last year. Net sales from the Company’s retail stores increased 1.4% to $39.7 million for the six months ended June 28, 2003 compared to $39.2 million for the same period in 2002. There were no sales from the Gordmans licensed shoe departments during the six months ended June 28, 2003 compared to $5.0 million for the same period in 2002.

Comparable store net sales decreased 7.6% and 8.3%, respectively, for the second quarter and six months ended June 28, 2003 from the same periods last year.

As previously announced, on June 14, 2002 the license agreement with Gordmans department stores was terminated and the Company discontinued operating all 40 of its licensed shoe departments in Gordmans department stores.

During the quarter ended June 28, 2003 the Company opened two new stores and closed two stores in which the leases had expired. Since the end of the quarter the Company closed one store bringing the total number of stores the Company operates to 86.

Shoe Pavilion is the largest independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear such as Dr. Marten, Fila, Rockport, Timberland, Vans and Via Spiga, typically at 30% to 70% below department store regular prices for the same shoes. The Company has 86 stores in California, Washington and Oregon.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, the financial impact of discontinuing the operation of the licensed shoe departments at Gordmans department stores, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Shoe Pavilion, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts and number of stores)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$21,162	$22,740	$39,745	$44,155
Cost of sales and related occupancy expenses	15,030	14,834	29,376	29,641

Gross profit	6,132	7,906	10,369	14,514
Selling, general and administrative expenses	6,440	7,086	12,814	13,540

Income (loss) from operations	(308)	820	(2,445)	974
Interest expense	(76)	(27)	(136)	(62)
Other income	—	64	—	70

Income (loss) before taxes	(384)	857	(2,581)	982
Income tax provision (benefit)	(153)	329	(1,032)	377

Net income (loss)	($231)	$528	($1,549)	$605

Earnings (loss) per share:
Basic	$(0.03)	$0.08	$(0.23)	$0.09
Diluted	$(0.03)	$0.08	$(0.23)	$0.09

Weighted average shares outstanding:
Basic	6,800	6,800	6,800	6,800
Diluted	6,800	6,813	6,800	6,809

Stores operated at end of period			87	82